Exhibit (a)(5)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

ATS, INC., a Delaware corporation,	)
)
Plaintiff,	)
v.	) C.A. No. 2374-N
)
RICHARD A. BACHMANN, et al.,	)
)
Defendants.	)
)
ENERGY PARTNERS, LTD., a Delaware corporation,	) )
)
Plaintiff,	)
)
v.	) C.A. No. 2402-N
)
STONE ENERGY CORPORATION, a Delaware corporation,	) )
)
Defendant.	)
—————
Via telephone New Castle County Courthouse Wilmington, Delaware Wednesday, September 27, 2006 2:18 p.m. —————
BEFORE: HON. DONALD F. PARSONS, JR., Vice Chancellor.
—————
POST-TRIAL RULING OF THE COURT
————— CHANCERY COURT REPORTERS 500 North King Street - Suite 11400 Wilmington, Delaware 19801-3759 (302) 255-0525

1	APPEARANCES:

2	EDWARD P. WELCH, ESQ.
EDWARD B. MICHELETTI, ESQ.
3	Skadden, Arps, Slate, Meagher & Flom

                -and-

4	JAY B. KASNER, ESQ.
SCOTT D. MUSOFF, ESQ.
5	LOU R. KLING, ESQ.
of the New York Bar
6	Skadden, Arps, Slate, Meagher & Flom
for the Plaintiff ATS, Inc.
7
JOEL FRIEDLANDER, ESQ.
8	Bouchard, Margules & Friedlander
for ATS, Inc.

  9

KEVIN G. ABRAMS, ESQ.
10	J. TRAVIS LASTER, ESQ.
Abrams & Laster LLP
11	for Defendants Richard A. Bachmann,
John C. Bumgarner, Jr., Jerry D.
12	Carlisle, Harold C. Carter, Enoch L.
Dawkins, Norman C. Francis, Robert
13	D. Gershen, Phillip A. Gobe, William
R. Herrin, Jr., William O. Hiltz, John
14	G. Phillips, Jr., Energy Partners,
Ltd. and EPL Acquisition Corp. LLC in
15	C.A. No. 2374-N and for Plaintiff
Energy Partners, Ltd. in C.A. No. 2402-N
16
BRUCE E. JAMESON, ESQ.
17	Prickett, Jones & Elliott

                -and-

18	BRUCE D. ANGIOLILLO, ESQ.
Simpson, Thacher & Bartlett
19	for Defendant Stone Energy Corporation

20	PAMELA S. TIKELLIS, ESQ.
ROBERT J. KRINER, JR., ESQ.
21	A. ZACHARY NAYLOR, ESQ.
Chimicles & Tikellis LLP

22            -and-

GREGORY M. NESPOLE, ESQ.
23	of the New York Bar
Wolf, Haldenstein, Adler, freeman & Herz
24	for Plaintiff Thomas Farrington in
C.A. No. 2416-N

  1                     THE COURT: Good afternoon. Why don’t

2	we start with a roll call, then, please?

  3                     MR. WELCH: Ed Welch, from Skadden

4	Arps, along with Ed Micheletti, and from my New York

5	office Jay Kasner, Scott Musoff and Lou Kling, for

6	ATS.

  7                     MR. FRIEDLANDER: Joel Friedlander,

8	Bouchard, Margules & Friedlander, for ATS.

  9                     MS. TIKELLIS: This is Pam Tikellis,

10	along with Zachary Naylor and Robert Kriner and our

11	law clerk, Scott Tucker, who is sitting in for a bar

12	requirement, and our colleague Greg Nespole, in New

13	York, on behalf of the stockholder plaintiffs.

14                     THE COURT: All right. Anyone else on

15	the line?

16                     MR. WELCH: Kevin Abrams and Travis

17	Laster, on behalf of EPL.

18                     MR. JAMESON: This is Bruce Jameson

19	from Prickett Jones. And on the phone with me is

20	Bruce Angiolillo, from Simpson Thacher, for Stone

21	Energy.

22                     THE COURT: All right. I appreciate

23	everyone making themselves available. We have been

24	reviewing the material since the trial, which I

1	recognize was essentially on the record, last Friday.

2	I have reached the point now where I have concluded

3	what I intend to do with respect to the rulings on the

4	issues presented as to Section 6.2(e).

  5                    I’m prepared at this time to

6	summarize, very briefly, the reasons for those rulings

7	and to give you those rulings. I have a draft of an

8	opinion, but it is not in a position to be sent out at

9	this stage, and it will probably be the early part of

10	next week before it actually comes out. But I will go

11	through the major points at this stage. I do not mean

12	this by any means to be an exhaustive explanation of

13	the reasons for my conclusions, but the conclusions I

14	think you should have the benefit of as promptly as

15	possible, because it may affect matters in the

16	marketplace and for your clients.

17                    This matter is before the Court on two

18	separate but related civil actions, Numbers 2374 and

19	2402, seeking declaratory judgment relief as to the

20	meaning and validity of a provision of a merger

21	agreement, Section 6.2(e), between two oil and gas

22	exploration companies, Energy Partners, LTD, or EPL,

23	and Stone Energy Corporation. Stone, the target of

24	the merger, is a defendant in both actions. EPL is

1	the plaintiff in Number 2402.

  2                    The plaintiff in the second action,

3	ATS, Inc., is another oil and gas company that made an

4	unsolicited tender offer for EPL after EPL and Stone

5	agreed to merge, but contingent on the merger not

6	going forward. I will be referring to that as the ATS

7	tender offer.

  8                    The tender offer commenced on or about

9	August 31, 2006 and, as I understand it, is set to

10	expire any day now. EPL and ATS, who are collectively

11	referred to as the plaintiffs, claim that under

12	Stone’s construction of Section 6.2(e), EPL would be

13	precluded from engaging in numerous strategic

14	activities, including communicating with ATS about its

15	tender offer, and that EPL must be able to pursue

16	those activities to satisfy its fiduciary and

17	statutory duties to its stockholders.

18                    Plaintiffs, therefore, contest Stone’s

19	reading of Section 6.2(e) and, alternatively, claim it

20	is invalid on its face because it impermissibly

21	circumscribes the EPL directors’ ability to perform

22	their fiduciary duties.

23                    Stone denies plaintiffs’ allegations

24	and has moved to dismiss their claims on the grounds

1	that there is no actual controversy and the claims are

2	not ripe. The Court conducted an expedited trial on

3	the Section 6.2(e) issues on September 22, 2006. The

4	parties submitted the case on an agreed record and

5	presented argument on the merits and on Stone’s motion

6	to dismiss at that time. This is the Court’s ruling

7	on the issues presented in terms of the ultimate

8	conclusions that I have reached. And I will be

9	issuing, shortly, an opinion explaining more fully the

10	basis for those conclusions.

11                    As far as the factual background of

12	the case, since it has been covered fairly extensively

13	in the briefing and also there is, in the pretrial

14	stipulation and order, a fairly significant set of

15	stipulated facts, I’m not going to review those facts

16	in much detail here. I think the parties’ information

17	about that is undisputed. There was the previous

18	merger agreement between Stone and another company,

19	called Plains, which did involve, among other things,

20	a $43.5 million termination fee that Stone would have

21	to pay to Plains if it terminated the merger. That

22	agreement also had some no-shop provisions, and other

23	things of that nature, that tended to be more along

24	the lines of something that was reciprocal, or going

1	in both directions.

  2                    The Stone merger agreement came next.

3	And that occurred, probably, in June of 2006, after

4	three to four weeks of negotiations. Stone, which had

5	made an offer to EPL to merge — to have EPL merge —

6	excuse me — Stone merge into EPL provided that the

7	Stone/Plains merger did not go forward. In fact, EPL

8	and Stone, in mid-June, 2006, did reach agreement on

9	such a merger, and as part of that agreement, EPL

10	undertook to pay, on Stone’s behalf, the $43.5 million

11	termination fee to Plains. In addition, in the

12	negotiation of the EPL/Stone agreement, provision was

13	made for the possibility of a termination fee being

14	owed by EPL to Stone, if the transaction did not go

15	forward under certain specified circumstances, of

16	$25.6 million. This particular aspect of the

17	proceedings, relating to Section 6.2(e) of the

18	EPL/Stone merger, relates to another one of the

19	provisions in that agreement.

20                    The final version of the merger

21	agreement between EPL and Stone — and before I go on

22	about it, I will mention that it did use the Plains

23	merger agreement as a model, or a starting place, in

24	the negotiation process. But the final version

1	included a Section 6.2(e), the provision for which EPL

2	and ATS seek a declaratory judgment. That was held

3	over from the original Plains merger agreement. As a

4	result of various changes during negotiations, other

5	provisions, not 6.2(e), took on a slightly different

6	structure from what was existing in the Plains merger.

7	In particular, it turned out that Section 6.2(e) has

8	become fairly important in the context of this case,

9	because the final EPL/Stone merger included a no-talk

10	provision, no-shop provision that prevented Stone from

11	taking certain activities, but did not include such a

12	provision with respect to EPL.

13                     In addition, there were certain

14	circumstances under which Stone could terminate the

15	transaction, but there were no similar provisions in

16	connection with EPL being able terminate in connection

17	with a third-party acquisition proposal. Rather, for

18	EPL, Section 10.1(i) indicated that in the event of a

19	third-party acquisition proposal, it was possible for

20	EPL, in reference to such a proposal, to make a change

21	in its recommendation for the Stone merger.

22                     After the merger agreement was entered

23	into, on or about August 28, 2006, ATS announced a

24	hostile tender offer for EPL, for $23 per share, and

1	conditioned on the EPL stockholders voting down the

2	EPL/Stone merger agreement. ATS formally launched

3	that tender offer on August 31 by filing a Schedule TO

4	with the SEC. And the Schedule TO quoted the language

5	of Section 6.2(e) of the EPL/Stone agreement, and in

6	connection with that suggested that there had been

7	discussions between top executives for EPL and Stone

8	which the upshot of the conversation — one of those

9	conversations, on August 28, 2006, was that, “Under

10	the terms of the Stone Energy merger agreement, EPL

11	would not be able to deal with ATS while this

12	agreement was in force.”

13                     There evidently is a dispute as to

14	whether that particular statement was made, and so on,

15	but I don’t need to get into that further at this

16	stage.

17                     A disagreement has developed between

18	Stone and EPL about the tender offer and its

19	relationship to 6.2(e). Stone and EPL appear to have

20	fluctuated somewhat on the interpretation of Section

21	6.2(e) in a series of communications. Stone’s brief

22	suggests that 6.2(e) is not a “no-talk” or “no-shop”

23	provision, yet in the deposition of their counsel,

24	Mr. Baden, he expressly stated that “negotiations

1	between EPL, ATS and Woodside” — which is the parent

2	of ATS — “could result in a violation of Section

3	6.2(e).”

  4                     Implicit in Stone’s position is that

5	Section 6.2(e) does not unconditionally prevent EPL

6	from talking; instead, any discussion hinges on what

7	seems like an outcome-determinative “reasonably be

8	expected to impact the Stone merger” type of

9	assessment.

10                     Stone, in other correspondence, has

11	essentially reinforced the threat of this position by

12	sending a reservation of rights letter to EPL

13	concerning EPL’s conduct up to September 18, 2006.

14	Now, with regard to Section 6.2(e), each side in this

15	case, in their presentation of the case, relied on a

16	30(b)(6) deponent. Alan Baden was the outside counsel

17	and the representative for Stone, and John Schuster

18	was outside counsel for EPL. Those were the two

19	deponents, and they engaged in a series of

20	conversations about the meaning of Section 6.2(e), and

21	Stone’s position on the section. EPL’s 14D-9 SEC

22	filing contained the following statement concerning

23	the discussions: “Stone’s outside counsel informed

24	EPL’s counsel that Stone did not concur with EPL’s

1	interpretation of the merger agreement and that Stone

2	believed the company was prohibited from communicating

3	with Woodside regarding the offer,” referring to the

4	ATS tender offer.

  5                     According to Schuster, Baden initially

6	said there was not a no-shop provision but later

7	reversed course and twice stated EPL could not talk to

8	ATS. Baden denies these allegations but in the same

9	breath says that he does not recall whether he made

10	the statements. The facts reveal a disagreement

11	between the parties on this issue, and in my view,

12	aspects of it were left unresolved by representations

13	that Stone’s counsel has made since that time in its

14	various submissions and arguments to the Court.

15                     I also find that the evidence

16	demonstrates that EPL wishes to talk to ATS about the

17	tender offer. Schuster testified that Stone’s

18	position on Section 6.2(e) has prevented EPL from

19	speaking to ATS about the tender offer. I should say

20	in that regard that it is just — it is the decision,

21	as I understand it, of EPL — EPL’s directors,

22	presumably based on the advice it has received — that

23	it so far has refrained from speaking to ATS about the

24	tender offer because of concerns relating to 6.2(e).

1	And likewise, ATS evidently wishes to engage in

2	discussions with EPL.

  3                     The parties’ contentions in the

4	underlying cases — EPL argues that 6.2(e) was not

5	intended to be, and cannot be construed to be, a

6	no-shop clause. During the negotiations, Stone

7	proposed a mirror no-shop clause, with a fiduciary

8	out, restricting EPL, that EPL rejected. And Stone

9	acquiesced, ultimately, in that position.

10                         So there is no no-shop clause against

11	EPL that runs against EPL in the EPL/Stone agreement.

12	EPL further argues that 6.2(e) cannot apply to

13	“strategic alternative transactions.” And that is a

14	term that EPL rather broadly defined. ATS argues that

15	6.2(e) is invalid to the extent it “prevents the EPL

16	directors from fulfilling their fiduciary duties” and

17	that it should be declared void as a matter of law and

18	public policy. Stone, through its briefs, depositions

19	and oral argument, takes the position that 6.2(e)

20	means what it says but does not operate to restrict

21	EPL so long as any negotiations, recommendations or

22	third-party agreement does not materially delay or

23	impair its merger transaction.

24                     Stone maintains that the absence of

1	provisions that leave — well, to start that again,

2	Stone maintains that in the absence of any other such

3	provisions, Section 6.2(e) has the effect and was

4	intended by Stone to reflect their desire for “deal

5	certainty.” And so that Stone takes the view that it

6	may have the effect of imposing restrictions on EPL’s

7	ability to explore or enter into third-party

8	transactions. An earlier draft of the merger

9	agreement contained a section, 10.1(j), that would

10	have permitted Stone or EPL to terminate the agreement

11	in response to a third-party proposal. As the

12	EPL/Stone agreement ultimately was executed, there was

13	no such provision as to EPL. So it did not have the

14	ability to terminate the agreement in response to a

15	third party-proposal.

16                     As far as the procedural history of

17	this case, on August 28, 2006, ATS, in its capacity as

18	a shareholder of EPL stock, filed a complaint seeking

19	injunctive and declaratory relief against EPL, Stone,

20	Richard Bachmann, as the chair and CEO of EPL, and

21	EPL’s other directors. In its complaint, ATS alleges

22	that the combined termination fees from the Plains

23	merger and the Stone merger amount to improper

24	penalties and are per se invalid based on their

1	coercive value, and that the combined termination fees

2	constitute a breach of fiduciary duties. ATS also

3	alleges several director breach of fiduciary duty

4	claims and an allegation that Stone has aided and

5	abetted the EPL directors in their breach of fiduciary

6	duty.

  7                     The following day, EPL moved to

8	expedite their case and sought an immediate trial on

9	the merits. On September 7, 2006, EPL filed an action

10	for a declaratory judgment against Stone pertaining to

11	Section 6.2(e) of the Stone merger agreement. And in

12	that complaint, EPL seeks a declaratory judgment that

13	Section 6.2(e) of the agreement does not prohibit EPL

14	from — and I’m going to quote now. This is

15	essentially what EPL would define as strategic

16	alternative activities: “Soliciting, initiating or

17	encouraging, from any person, any inquiry, offer, or

18	proposal that is reasonably likely to lead to a

19	merger, consolidation or other type of acquisition of

20	EPL, including discussing with third parties

21	unsolicited acquisition proposals.”

22                     On September 11, 2006, Stone answered

23	the EPL complaint and moved to dismiss the complaint

24	on ripeness and justiciability grounds. And that same

1	day, ATS amended its complaint to add, among other

2	things, a claim for declaratory judgment that Section

3	6.2(e) of the Stone merger agreement was invalid per

4	se. ATS also requested that the Court consolidate its

5	case with the EPL versus Stone case pursuant to Rule

6	42(a). After hearing argument on those motions on

7	September 12th, I granted the motion to consolidate on

8	the narrow issue of Section 6.2(e) and declined to

9	rule on Stone’s motion to dismiss; rather, preserving

10	that argument, or taking it under advisement, for

11	consideration in connection with an expedited trial on

12	the merits of the 6.2(e) issue.

13                     On September 12th, 2006, Thomas

14	Farrington, a stockholder of EPL, filed a complaint

15	against Bachmann, the EPL directors, EPL and Stone, in

16	his individual capacity and as a class action pursuant

17	to Chancery Rule 23, seeking a declaratory judgment on

18	the termination fees and other issues, and injunctive

19	relief regarding the EPL/Stone merger, including an

20	injunction for a shareholder special meeting.

21	Thereafter, Farrington filed a motion to expedite and

22	coordinate the proceedings and sought to participate

23	in the September 22nd trial.

24	Stone and EPL opposed, and I held a

1	conference on September 18th in which I granted the

2	motion in terms of directing the parties to coordinate

3	their pretrial activities with the ATS v. Bachmann and

4	EPL v. Stone cases, but declined to include the

5	Farrington claims in the proceedings on the Section

6	6.2(e) issue, based on my conclusion that the

7	Farrington complaint raised issues that were

8	sufficiently different from those being presented at

9	the September 22nd proceeding that it would not be

10	practical to combine them.

11                     So I held the hearing on September 22

12	regarding Section 6.2(e) and heard the motions —

13	heard further argument at the same time on the motion

14	to dismiss for lack of an actual controversy or

15	ripeness.

16                     Turning to the legal analysis, the

17	standard for declaratory judgment: The parties to a

18	contract can seek declaratory judgment from this Court

19	to “have determined any question of construction or

20	validity,” and “may obtain a declaration of rights,

21	status or other legal relations thereunder.” That is

22	from Rollins versus International Hydronics. Excuse

23	me. That is 10 Delaware Code, Section 6502. The

24	declaratory judgment statute may be employed to

1	advance the stage at which a matter is traditionally

2	justiciable, and a contract may be construed either

3	before or after there has been a breach of that

4	contract. Declaratory relief, however, is in the

5	discretion of the Court and not available as a matter

6	of right. In Delaware, parties to a contract may

7	obtain relief pursuant to the declaratory judgment

8	statute in the form of a determination of any question

9	of construction or validity.

10                     Now, the legal standard for

11	justiciability is such that in order for a dispute to

12	be settled by a court of law, the issue must be

13	justiciable, meaning the Courts have limited their

14	power of judicial review to “cases and controversies.”

15	Even though the Delaware constitution does not have a

16	direct analog to Article III of the federal

17	constitution’s case-or-controversy requirement, the

18	analysis is generally the same. In light of this

19	broad concern, the Supreme Court has articulated four

20	prerequisites that must be met for an actual

21	controversy.

22                     And in this regard I’m referring to

23	the Rollins v. International Hydronics case of the

24	Delaware Supreme Court. One, it must be a controversy

1	involving the rights or other legal relations of the

2	party seeking declaratory relief; two, it must be a

3	controversy in which the claim of right or other legal

4	interest is asserted against one who has an interest

5	in contesting the claim; three, the controversy must

6	be between parties whose interests are real and

7	adverse; four, the issue involved in the controversy

8	must be ripe for judicial determination.

  9                     In this case, the first and fourth

10	prerequisite, of an actual controversy, are disputed.

11	And at this point, I will stop for a moment.

12                     Continuing, an actual controversy must

13	exist for declaratory judgment jurisdiction. Delaware

14	courts must decline to exercise jurisdiction over

15	cases in which a controversy has not matured, to avoid

16	rendering advisory opinions. The basic inquiry is

17	whether the conflicting contentions between the

18	parties present a genuine and substantial controversy

19	between parties having adverse legal interests.

20                     Obviously, so that I don’t

21	unnecessarily extend this conference call, I’m not

22	going to cite the various legal authorities that

23	support each of these propositions.

24                     In weighing the judgment in a

1	declaratory judgment case, a court must identify that

2	the facts — or conclude that the facts alleged, under

3	all circumstances, show that there is a substantial

4	controversy of sufficient immediacy and reality to

5	warrant the issuance of a declaratory judgment. A

6	case also must be ripe to be justiciable. The

7	Delaware Supreme Court has emphasized that the

8	declaratory judgment statute must not be used as a

9	means to elicit advisory opinions from the courts.

10	Even when, as here, the case involves the duties of a

11	fiduciary, a court cannot issue an adjudication of

12	hypothetical questions. Upon a court’s request,

13	courts are required to make a practical judgment in

14	determining whether an action is ripe. A court will

15	find a case justiciable over the interests in

16	postponing review until the question arises in a more

17	concrete and final form if that interest is outweighed

18	by the immediate and practical impact on the party

19	seeking relief.

20                     In making this determination, the

21	willingness of the parties to litigate is immaterial.

22	Worded differently, the plaintiffs must allege that,

23	“present harms will flow from the threat of future

24	action.” And that is from a Third Circuit case in

1	1994, Presbytery of New Jersey versus Florio. So that

2	the plaintiffs’ action is contingent. That is, if the

3	action requires the occurrence of some future event

4	before the action’s final factual predicate is

5	complete, then an actual controversy will be found to

6	be unripe. Therefore, the plaintiffs must show that

7	the probability of that future event occurring is real

8	and substantial, of sufficient immediacy and reality

9	to warrant the issuance of a declaratory judgment.

10                     Now, in light of the various arguments

11	that were presented to me in the briefing of the

12	parties and at the argument, it appears to me that the

13	question of justiciability has to be decided as to two

14	separate situations presented by the facts in this

15	case.

16                     First, I think that one situation is

17	where the plaintiffs seek a determination, as they do,

18	on the validity of Section 6.2(e) as it pertains to

19	third-party acquisition proposals, as that term is

20	defined in the EPL/Stone agreement. And I would note

21	that it appears to me that an example of such a

22	third-party acquisition proposal is the ATS tender

23	offer.

24                     And second, EPL and, by virtue of its

1	per se invalidity argument, I think ATS, as well,

2	seeks a broader declaration on the ability of EPL to

3	undertake what EPL defines as strategic alternative

4	activities, notwithstanding Section 6.2(e).

  5                     On the first question, does the Court

6	have jurisdiction, in terms of justiciability, as to

7	the impact of Section 6.2(e) on EPL’s ability to

8	explore third-party acquisition proposals such as the

9	ATS proposal, in my view, the facts here indicate that

10	the Court does have such jurisdiction, that it is a

11	justiciable dispute in the sense, one, that there is

12	an actual controversy between and among the parties as

13	to how Section 6.2(e) applies to EPL’s ability to

14	explore third-party acquisition proposals, including,

15	in particular, the ATS proposal. And I also conclude

16	that the situation here is such that that dispute is

17	ripe.

18                     In that regard, ATS alleges that

19	Section 6.2(e) is facially invalid and, therefore, the

20	subject of a ripe dispute. They rely predominantly on

21	the Supreme Court’s holding in the Omnicare versus NCS

22	Healthcare case. They contend that the threat of suit

23	for actual damages and the specter of a Texaco-type

24	case, where they are referring to Texaco versus

1	Pennzoil, in which a multibillion dollar damage award

2	was entered against Texaco based on its having

3	allegedly, and I — and ultimately found to have

4	induced the Getty interests involved in that case to

5	breach their existing acquisition agreement with

6	Pennzoil. ATS is contending that that specter, of

7	such large damages, limit EPL’s pursuit and potential

8	recommendation of the ATS tender offer and make this

9	case ripe. ATS takes the further position that even

10	if the potential of a breach of Section 6.2(e) only

11	occurs when discussions or negotiations about a

12	possible transaction “bear fruit,” the provision still

13	would impermissibly restrict EPL, in violation of

14	Omnicare.

15                     EPL alleges that the impact of Section

16	6.2 is disputed between EPL and Stone as it pertains

17	to third-party acquisition proposals and, further, to

18	strategic — what EPL has called strategic alternative

19	activities.

20                     I have carefully reviewed the

21	statements that had been made by the witness for

22	Stone, as well as — I believe it’s JX 23, which was a

23	letter that included what could be considered a threat

24	of litigation, or possible threat of litigation,

1	regarding activities that had occurred up to a

2	particular date — I believe September 18th — and

3	also very carefully reviewed the statements that were

4	made by Stone, Stone’s counsel, in their briefs and in

5	their argument to the Court.

  6                     Based on that, it seems to me that

7	essentially, every time that Stone talked about the

8	agreement or Section 6.2 not acting as a no-shop or a

9	no-talk provision, and not impermissibly — or

10	creating the possibility of impermissibly

11	circumscribing the ability of EPL’s directors to

12	perform their fiduciary duties, they always came back

13	and qualified whatever statement they had made to say

14	that that was all true so long as whatever they did

15	did not create the possibility of a violation of one

16	of the conditions of the transaction or wouldn’t

17	reasonably be expected to result in an adverse effect

18	on the EPL/Stone merger or in a delay of the EPL/Stone

19	merger.

20                     From reviewing the evidence, I think

21	that the statements that were made by Stone were so

22	equivocal that — and so at odds with the different

23	construction of the agreement being advanced by EPL

24	and ATS that they were sufficient to create an actual

1	controversy, and also, that the dispute is ripe in

2	that the ATS transaction, tender offer, is currently

3	outstanding. EPL has had to make a recommendation

4	based on what it knew at the time with respect to the

5	ATS tender offer, which they did, I believe, in their

6	14D-9. But they have a desire to talk to ATS, and ATS

7	apparently to talk to EPL, and it does strike me that

8	the terms of the agreement — under the terms of the

9	EPL/Stone agreement, the ATS tender offer would fit

10	within the confines of a third-party acquisition

11	proposal.

12                     So as to that aspect of the dispute, I

13	find that it is justiciable, and therefore, the Court

14	should go on to resolve the dispute. As to the other

15	portions of the dispute, however, in which EPL and, to

16	some degree, ATS asks the Court at this stage to make

17	a determination that EPL is entitled to engage in all

18	and any strategic alternative activities, including

19	soliciting, communicating with, exchanging information

20	with anyone, regarding any possible alternative

21	transaction, disclosing information to the EPL

22	stockholders regarding any possible other transaction,

23	entering into any possible other transaction and

24	consummating any such transactions — as to that

1	aspect of the dispute, I do not believe that it is —

2	it presents me with a justiciable controversy.

  3                     In particular, I’m concerned about the

4	issue of ripeness, in that it is not presented in a

5	sufficiently concrete way that it makes sense or it

6	would be consistent with the injunction against the

7	courts not to give advisory opinions or to opine on

8	hypothetical questions in areas of the law that might

9	be considered developing; that in all of those

10	circumstances, the fact that there is no other

11	alternative transaction, or possible alternative

12	transaction, beyond the ATS tender offer that has been

13	identified at any time during these proceedings by

14	EPL, or anyone else — I do not consider that part of

15	the dispute ripe.

16                     In addition, under the Declaratory

17	Judgment Act, this Court has jurisdiction to refrain

18	from issuing a declaratory judgment if it thinks that

19	it is not advisable in the circumstances of the case.

20	And I believe this case is somewhat like the Cantor

21	Fitzgerald versus Cantor, I believe it was, case of

22	then Vice Chancellor, now Chief Justice Steele, where

23	this particular aspect of the case is similar to an

24	aspect of the Cantor Fitzgerald case, where the facts

1	were not developed to a degree that relief — that a

2	justiciable controversy was presented such that there

3	should be declaratory judgment relief.

  4                     So as to that part of the EPL and ATS

5	claims, I conclude that they are not ripe, that they

6	— it would be premature for the Court to consider

7	those.

  8                     Turning to the merits of the dispute

9	as it relates to third-party acquisition proposals,

10	the question is whether 6.2(e) restricts or

11	circumscribes EPL’s ability to explore the ATS

12	proposal or any other third-party acquisition

13	proposal. And based on the plain language of the

14	contract, I believe that the answer to that question

15	is that it does not. And I believe, also, that that

16	conclusion can be reached on the basis that, in my

17	view, the contract is not ambiguous in this regard.

18	Section 10.1(i) of the EPL/Stone agreement authorizes

19	EPL to withdraw, modify or change its recommendation

20	of the Stone agreement or the merger in a manner

21	adverse to Stone “in reference to a third-party

22	acquisition proposal.”

23                     So there is a clear recognition that

24	there could be a change in the EPL recommendation, and

1	that that change could occur in reference to a

2	third-party proposal that specifically was

3	conditioned, I believe the definition is — and here

4	I’m going to the definition of a third-party

5	acquisition proposal in Section 10.1(i). It says,

6	“means an inquiry, offer or proposal from a third

7	party that,” first, “is conditioned upon the

8	termination of this agreement,” meaning the

9	termination of the EPL/Stone agreement, “and the

10	abandonment of the merger.” And then it goes on. I

11	won’t quote this, but essentially it’s saying and it

12	would result in the third party acquiring 30 percent

13	or more of EPL based on a variety of different

14	possible measures.

15                     Given the fact that that provision is

16	in the agreement and EPL expressly has that

17	capability, I think that the ATS tender offer fits the

18	description of a third-party acquisition proposal, and

19	that implicit in the right of EPL to withdraw, modify

20	or change its recommendation on such a third-party

21	acquisition proposal is the ability of EPL to explore

22	such a third-party acquisition proposal, including the

23	specific one that is on the table here, the ATS offer.

24                     Furthermore, the preamble to Section

1	6.2(e) states “except as expressly permitted or

2	required by this agreement.” And then it goes on to

3	proscribe certain activity. In my view, the third —

4	that exception applies here, in that EPL is expressly

5	permitted to change its recommendation or modify its

6	recommendation on the EPL/Stone transaction in

7	reference to a third-party acquisition proposal. And

8	I take that to mean that because it is expressly

9	permitted to do those things, its activities in that

10	regard — provided, of course, they are good faith

11	activities involved in exploring the third-party

12	acquisition proposal, or the particular ATS proposal

13	— that they would not be subject to the restrictions

14	of 6.2(e).

15                     Summarizing that, based on my review

16	of the EPL/Stone agreement, I find that the agreement

17	expressly permits EPL to modify its recommendation on

18	a third-party acquisition proposal such as ATS’s

19	tender offer in a manner adverse to Stone, and that

20	EPL’s right to do that necessarily includes the right

21	to investigate the third-party acquisition proposal.

22	Therefore, I construe Section 6.2(e) as not being

23	applicable to actions taken in a good faith

24	exploration of a third-party acquisition proposal.

  1                     To the extent Section 6.2(e) of the

2	agreement might be considered ambiguous in that regard

3	— as I stated previously, I don’t believe that it is

4	— the relevant extrinsic evidence supports the

5	conclusion that 6.2(e) does not apply to good faith

6	exploration of a third-party acquisition proposal. In

7	that regard, I’m — I would mention, just by way of

8	example, the negotiating history. In particular,

9	6.2(e) was never talked about, and there was never any

10	express mention by anybody on behalf of Stone that

11	they considered this a material deal-protection type

12	of provision. I think that kind of discussion

13	probably would have been warranted in the facts of

14	this case, in which Stone explicitly attempted to

15	obtain a no-shop, no-talk provision that would run

16	against EPL, similar to the one that ran — that

17	actually runs against Stone. EPL refused to agree to

18	that kind of a provision, and it was not included in

19	the agreement, reflecting Stone’s acquiescence to that

20	position.

21                     In addition, there was further

22	discussion relating to whether there would be

23	termination rights. As it turned out, although EPL

24	had the ability to change its recommendation on the

1	Stone/EPL merger, it did not succeed in getting its

2	wish of having a right to terminate the Stone/EPL

3	merger based on, or in reference to, a third-party

4	acquisition proposal. That did not go through, but

5	given these — this unique situation that is presented

6	here, and the negotiating history of this case, I

7	don’t — I think if anything, going to extrinsic

8	evidence just fortifies or buttresses the conclusion

9	that I reached above as to the meaning of 6.2(e) as

10	relates to this dispute.

11                     The next remaining question is: Is

12	6.2(e) invalid per se or on its face? Both ATS and

13	EPL argue that 6.2 is invalid on its face in that it

14	circumscribes the ability of the board to perform its

15	statutory and common law fiduciary duties. Based on

16	my construction of 6.2(e), however, there is no

17	restriction on the board’s ability to consider and

18	explore the ATS or any other third-party acquisition

19	proposal, provided, of course, it’s done in good

20	faith. Thus, that aspect of the challenge to 6.2(e)

21	is not persuasive, because I don’t construe 6.2(e) as

22	involving the kind of restriction that was feared.

23                     I recognize, of course, that ATS and

24	EPL contend that Section 6.2(e) does impose other

1	restrictions, or might be construed to impose other

2	restrictions, on their freedom of action to explore

3	strategic alternative activities and in that regard it

4	is invalid per se. But as to that part of the

5	dispute, as I have explained earlier, I have concluded

6	that it is not justiciable at this time.

7	EPL and ATS cited numerous cases in

8	support of their arguments. In particular, they

9	emphasize four cases for the proposition that

10	directors of a Delaware corporation have a continuing

11	obligation to discharge their fiduciary duties as

12	future circumstances develop after a merger agreement

13	is announced. The cases that they rely on primarily

14	are Omnicare, QVC, Quickturn and Ace versus Capital

15	Re. I have carefully reviewed each one of those cases

16	and find they do not support any conclusion different

17	from the one that I have reached here, as it relates

18	to the issues I have found justiciable. There may

19	certainly be room for argument as to the other issues

20	that are — that the ATS and EPL seek to raise, but

21	they are premature.

22	There may be interesting issues, for

23	example, in terms of whether under 6.2(e) EPL can

24	change its current recommendation that its

1	stockholders not participate in the ATS tender offer

2	because it provides insufficient consideration for

3	their shares. Here, I want to emphasize that it is

4	abundantly clear from the agreement that EPL can

5	change its recommendation with respect to the

6	EPL/Stone merger agreement under Section 6 — excuse

7	me — Section 10.1(i). But the issue I’m talking

8	about now is could they go further and, based on their

9	exploration and discussions with ATS, change their

10	recommendation on the tender offer?

11	It may be — and I just say this

12	hypothetically — that the board must have that

13	ability under the cases plaintiffs rely on. But I

14	need not reach that issue, for several reasons. I

15	definitely do not reach that issue here.

16	First, even Stone’s counsel admitted

17	that 6.2(e) might not preclude such actions. Indeed,

18	I think he stated that he thought that they would not

19	preclude such actions, assuming, of course, that the

20	actions that led up to it, and the ultimate change of

21	recommendation, were done in good faith, in the sense

22	that they weren’t a pretext for something else or,

23	really, that something different from what appeared

24	from the surface of things was actually going on.

1	But second, it does not appear likely

2	from the current facts that such a set of facts would

3	ever develop. We are at a position at this stage

4	where EPL has publicly disclosed to the SEC and to its

5	shareholders that on the strength of three separate

6	investment bankers’ opinions they have concluded that

7	the ATS tender offer is for insufficient

8	consideration. It is highly hypothetical, it would

9	seem to me, and highly contingent that a set of facts

10	would develop where EPL would change that

11	recommendation. That is not to say it’s outside the

12	realm of all possibility, but it is not sufficiently

13	concrete a likelihood that the Court would think it

14	provides a basis for a justiciable controversy.

15	Third, as a discretionary matter,

16	under the Delaware Declaratory Judgment Act, I am not

17	inclined to decide such an important issue on a

18	hypothetical basis. I say “such an important issue.”

19	In that regard, I’m referring to the fact that

20	provisions like 6.2(e) are in many, many merger

21	agreements. I recognize that it is very difficult in

22	the abstract to determine whether, even from the

23	examples that were cited in the addendum that was

24	submitted by Stone, where it indicated many somewhat

1	similar provisions in other merger agreements to

2	6.2(e) — but from the research we did, from publicly

3	available information, looking into the actual merger

4	agreements — and I guess there were about a dozen of

5	those agreements. The actual merger agreement was

6	available from EDGAR or some other source. Most of

7	those — maybe even all of those — were different in

8	that they had either fiduciary outs or they had the

9	ability to terminate the agreements. They had

10	different aspects that they had — they did not have

11	the situation — excuse me. The differential was that

12	they did not have the situation of the parent or the

13	person who was in the condition of EPL — that its

14	stockholders would be voting on the merger. But that

15	is —

16	That is hardly meant to be dispositive

17	in any respect. It just points out that this is an

18	area where the Court would be asked to essentially

19	find either a fiduciary duty override or imply a

20	fiduciary out in a broad, broad base of contractual

21	provisions, negotiated by highly sophisticated

22	parties, on a completely undeveloped and nonconcrete

23	set of facts. And that also causes me, as a

24	discretionary matter, to decline to entertain those

1	issues at this time. The conclusions, therefore —

2	For the reasons stated, I hold that

3	EPL and ATS are entitled to a declaratory judgment,

4	that Section 6.2(e) of the EPL/Stone merger agreement

5	does not limit the ability of EPL to explore, in good

6	faith, any third-party acquisition proposals,

7	including the ATS tender offer. And that would

8	include communicating with ATS, exchanging information

9	with ATS, providing nonpublic information, possibly,

10	to ATS, and/or other third-party acquisition proposal

11	makers, and also disclosing that information to EPL’s

12	stockholders, as relates to those particular

13	proposals.

14	Beyond that, I hereby dismiss without

15	prejudice all of the other aspects of EPL’s claims in

16	Civil Action Number 2402-N as not ripe and as failing

17	to provide a sufficient actual controversy to enable

18	or persuade the Court to exercise jurisdiction over

19	it, over the dispute, under 10 Del. C., Section 6501

20	to — I believe it’s 6513, meaning the Delaware

21	Declaratory Judgment Statute.

22	As to the per se invalidity claim

23	relating to 6.2(e) in the ATS complaint, which is

24	Civil Action Number 2374-N, I deny the requested

1	relief as it relates to EPL’s consideration of any

2	third-party acquisition proposal, including the ATS

3	tender offer, based on my conclusion that the issue

4	doesn’t even arise, because the restriction that was

5	feared to exist does not exist, in my view. In all

6	other respects, ATS’s per se invalidity claim on

7	6.2(e) is dismissed without prejudice as not ripe and

8	not the subject of an actual controversy, for the same

9	reasons as the comparable portions of the EPL claims.

10                         And then I do note that in the

11	preliminary submissions of the parties on the motions

12	to expedite and consolidate questions were raised as

13	to ATS’s standing. That issue was not briefed or

14	argued in any detail in these expedited proceedings

15	regarding 6.2(e). And based on ATS’s status as a

16	current stockholder of EPL, I have assumed for

17	purposes of this opinion that it does have standing to

18	challenge the validity of 6.2(e), meaning how,

19	exactly, does it apply in the current context that ATS

20	finds itself.

21                     The Court expresses no opinion on

22	whether ATS would also have standing to pursue any of

23	its other bifurcated and deferred claims for breach of

24	fiduciary duty as to 6.2(e). And of course, the

1	decision here has no bearing on the claims of

2	Farrington relating to other aspects of the EPL/Stone

3	agreement, including, I believe, other aspects of 6.2.

4	So those conclusions will be so ordered.

  5                     That concludes what I am prepared to

6	say at this point in terms of the — what the rulings

7	will be. I will try to follow this with a detailed

8	opinion as soon as possible. I did also indicate that

9	I would hear argument, or at least hear from the

10	parties, regarding whatever dispute there is on

11	certain commissions, although I was happy to receive a

12	letter from Mr. Friedlander indicating that facts have

13	developed that maybe certain of these entities are

14	Delaware entities and so they are withdrawing the

15	motion for commission. I don’t know where we stand on

16	that.

17                     Before we move on to the commission,

18	are there any questions? I’m not asking for

19	reargument. I recognize it may be that not a single

20	person on the call agrees with anything I said, but

21	those are the rulings. Before we go to the commission

22	issue, if anybody has any questions about it, I will

23	entertain that.

24                     Okay. Hearing none, then on the

1	commissions —

  2                     MR. FRIEDLANDER: Your Honor, this is

3	Joel Friedlander. As Your Honor indicated, we are no

4	longer pressing the motion for commissions because we

5	can simply serve subpoenas on the three entities. So

6	that motion is no longer before the Court.

  7                     THE COURT: All right. I guess there

8	has now been a motion to dismiss that’s been filed, I

9	guess by EPL. Is that right?

10                     MR. ABRAMS: Yes, Your Honor.

11                     THE COURT: I think that we should

12	have a prompt answering brief on that. It doesn’t

13	have to be break neck, but you all realize we are

14	trying to move this case along so if the need arises

15	that we have to be into another very quick hearing,

16	that we are relatively prepared for it.

17                     So I will leave it to you to work out

18	a mutually agreeable schedule, and I imagine that will

19	occur, but if there is some problem, then you can

20	contact the Court.

21                     MR. ABRAMS: Your Honor, this is Kevin

22	Abrams, on behalf of EPL. We respectfully request a

23	very prompt ruling from the Court on the motion to

24	dismiss the ATS complaint and on the pending motion to

1	expedite, which both Stone and EPL have been opposing

2	for a variety of reasons. The discovery that ATS is

3	seeking need not occur at the hands of ATS or,

4	potentially, even the stockholder plaintiffs if Your

5	Honor agrees with us that there is no colorable claim

6	of irreparable injury or coercion and, therefore, no

7	need to expedite the case. Moreover, we don’t think

8	ATS has any standing to pursue any discovery

9	whatsoever.

10                     Your Honor has indicated a preference

11	for the parties conducting discovery in anticipation

12	of perhaps a hearing on or about October 16th. If

13	that discovery is to go forward, we respectfully

14	request a ruling on the ATS standing issue, because we

15	don’t think they need to be involved. Furthermore, if

16	Your Honor comes out our way and denies the motion to

17	expedite, then the October 16th date falls by the

18	wayside.

19                     So I think we do need a prompt

20	argument on a variety of scheduling and standing

21	issues in order to determine what, if any, discovery

22	is going to go forward next week or promptly

23	thereafter. With the guidance of the Court as to a

24	date for that argument, we can then work backwards and

1	get a date, hopefully tomorrow, by the end of this

2	week, for the ATS answering brief, and then we are in

3	a position to have the oral argument at Your Honor’s

4	earliest possible convenience, before we all get

5	wrapped up in dealing with discovery, which, at least

6	as to EPL’s position, does not need to occur at all,

7	much less on the time frame that is being sought by

8	ATS and the stockholder plaintiffs.

  9                     MR. WELCH: Your Honor, Ed Welch, at

10	Skadden Arps. I guess I had two thoughts on that.

11	Number one, I had understood Your Honor already

12	entered a couple of orders relevant to the application

13	they are now making. Number one, Your Honor ordered

14	the documents be produced today, and we are fully

15	expecting that EPL is going to produce documents

16	today, as well as Stone. That was ordered some time

17	ago. I don’t think that is even controversial.

18                     Secondly, I had understood Your Honor

19	to say that we would have a hearing on or about the

20	16th, and that we should go forward and prepare for

21	that, with depositions and that sort of thing. As

22	Your Honor knows, it’s our thought that this is the

23	kind of thing that does call for a short trial. We

24	did it once. We can do it again. The suggestion that

1	it’s too much of a burden or too much of a problem

2	really I think rings pretty hollow here.

  3                     The reality is that EPL is represented

4	by Wachtell Lipton, Cahill Gordan and Abrams & Laster.

5	We are talking about a very small number of

6	depositions here. We are talking about two small

7	aspects of the merger agreement, which, nevertheless,

8	are very, very important to stockholders; and that is,

9	when you vote — you know, if you vote no, are you

10	looking at losing ten percent of your company or

11	aren’t you? If the board changes its mind, are you

12	looking at a ten percent loss of your company or

13	aren’t you? These are important facts.

14                     As to standing, Your Honor, we are

15	prepared to argue that, I mean, on whatever schedule

16	Your Honor feels is appropriate. And to the extent

17	you would like prompt briefing on that, Your Honor, we

18	can do that, too. But I think what I’m hearing,

19	implicit in this application, is some suggestion that

20	no discovery, which Your Honor has already ordered,

21	ought to go forward. I would have to respectfully

22	disagree with that. I heard Your Honor already rule

23	on those points. You ruled they are supposed to

24	produce documents today. We are supposed to go

1	forward with depositions. Right after the hearing,

2	Your Honor, we noticed those depositions. That is, of

3	course, why the commissions and the other documents

4	and subpoenas and deposition notices are out there.

  5                     So we are doing as the Court directed.

6	Whatever schedule Your Honor would like to proceed on

7	as to standing, we are ready, willing and able, but I

8	don’t think there ought to be any delay in the

9	process, and I do think that that is what this is

10	aimed at. They are aimed at slowing things up. Foot

11	dragging is an effective litigation tactic. That is

12	what we have here, and that’s what we are looking at.

13	We just think that shouldn’t happen. We are ready to

14	proceed on the motion for expedition. And indeed, the

15	scheduling has already been ordered on a number of

16	these critical issues, and we are going forward with

17	it.

18                     If Your Honor wants argument on

19	standing, again, we are prepared to do that. We think

20	that their argument is, quite frankly, utterly without

21	merit and — but we will address that at the time that

22	Your Honor directs.

23                     So again, we will obviously leave that

24	in Your Honor’s capable hands, as to when you want to

1	call for these things, but we do think we ought to go

2	forward, as Your Honor has already directed, with

3	discovery.

  4                     MR. JAMESON: Your Honor, this is

5	Bruce Jameson, for Stone Energy. Just briefly, one, I

6	mean, we are — we join in the position that EPL has

7	taken. In fact, we had submitted a joint letter,

8	going back, in opposition to ATS’s request for

9	expedition.

10                     A couple of things: Mr. Welch says we

11	are talking about just a few depositions. Well,

12	Mr. Laster and I had a discussion with Mr. Micheletti,

13	of Skadden, yesterday, and at the end of that

14	discussion, the number of depositions being discussed

15	was somewhere in the eight to ten range. There is a

16	dispute over the banker depositions that hasn’t been

17	resolved yet. And whether those will happen or not I

18	think is up in the air, but we are not talking about

19	two half-day depositions like occurred in the last go

20	round.

21                     More important, I think that our

22	opposition to ATS’s request for expedition is one that

23	we really would like the Court to consider here,

24	because this is a unique case in the sense of its not

1	a traditional hostile takeover dispute, where you have

2	competing bidders for the same company. As we talked

3	about at the Friday trial, this is unique in the sense

4	that ATS is going after the buyer in the Stone/EPL

5	deal, not after the target. And that has implications

6	here.

  7                     The other thing that is unique about

8	this situation compared to other hostile takeover

9	litigation is that the only thing at issue are these

10	fees. And that really does lend itself to a money

11	judgment remedy at the end of the day. We do not have

12	the other type of defensive mechanisms being

13	challenged here, like poison pills and other things

14	that really can implicate rights and will prevent a

15	money damage remedy at the end of the day. Because

16	all we are talking about are these fees, and nothing

17	else — there is nothing else on the table in this

18	litigation — money damages really does address the

19	issue, if ever there is an establishment of liability.

20                     THE COURT: Okay. I realize that

21	everybody on the phone probably has additional good

22	points they want to make in response to all of this.

23	It is — well, I want to assure you I have got my

24	whole staff of four, including myself, devoting

1	significant time to this. And fortunately, we had

2	nothing else to do, I say facetiously. But we don’t

3	— we recognize that that is kind of our role, and we

4	are certainly going to do everything that we can to

5	fulfill it in the traditions of the Court of Chancery.

  6                     With that in mind, I will set an

7	argument on the standing — the motion to dismiss, and

8	we will focus again on the motion for expedition. I

9	think I can do it as early as next Thursday, but

10	before we even get down to talking about those

11	particulars, I am in the same place that I was before.

12	And I really don’t have the luxury of revisiting every

13	decision I make along the way, in that each decision I

14	make is attended by two or three other decisions that

15	everybody would like to have made. I can’t go back

16	over each one of them. I meant what I said

17	previously, that I recognize going forward with some

18	of this discovery is going to cause a burden to some

19	of the parties. But the nature of these disputes is

20	imposing a significant burden on all of us, including

21	the Court, and at this stage, it seems to me that it

22	is still worthwhile, and the burden on EPL and Stone

23	is unfortunate, but it is justified.

24                     So I think there shouldn’t be some

1	crazy level of activity between now and next Thursday

2	to get everything finished before we have the hearing,

3	but by the same token, proceeding in a measured way

4	that probably will include significant activity by

5	everyone is appropriate. So no stays, or anything of

6	that nature. And I have —

  7                     Mr. Welch, I have your letter, but it

8	just was put in front of me. I have not had a chance

9	to read it, as far as the standing is concerned. I do

10	see the arguments regarding invalidity per se. I

11	haven’t studied this extensively, but I did go back

12	and read the Omnicare case that you talked about. I

13	have got a sea of papers on my desk and, probably,

14	it’s under there somewhere, but I got to the last

15	section of the opinion, which is the one which you

16	believe favors your view, where the Court did grant

17	jurisdiction or standing, find that there was standing

18	as relates to a declaratory judgment request.

19                     It was interesting to me that in that

20	particular case the Court was pointing out that what

21	it was being asked to do is consider a dispute about

22	how particular voting agreements were going to impact

23	how — whether you were high-vote stock or low-vote

24	stock, things that essentially were something that

1	were in the nature of a current dispute still, you

2	know — that is in existence after the time of the

3	stocks being purchased. The Court seemed to go out of

4	its way to say that this was not a situation where

5	somebody was trying to go back and get a declaratory

6	judgment as to validity of things that happened in the

7	past, or remedial relief for things that had happened

8	in the past.

  9                     So I want to make sure in your —

10	whatever is your final submission, that on this issue

11	that gets addressed. It may be addressed in the

12	letter you submitted. I haven’t read it already, but

13	it is possible that there could have been a focus more

14	on invalidity per se, and I think — I don’t think the

15	ruling that the Court made is so broad that it would

16	take in any invalidity-per-se attack. Maybe I’m

17	wrong. Of course, I’m happy to be informed by your

18	views about it.

19                     We will have the hearing. We can do

20	it next Thursday, which would be the 5th. Let’s see

21	if I can — why don’t we talk about sometime in the

22	afternoon. All right. 2:00 o’clock. How about 2:00

23	o’clock on October 5th?

24                     MR. WELCH: That’s fine, Your Honor.

1	Happy to do that. We will get our brief in — geez,

2	whatever schedule —

  3                     THE COURT: Whatever you work out. I

4	think — since it’s going to be at 2:00 o’clock, I can

5	get the reply brief at the end of the 4th.

  6                     MR. WELCH: Okay.

  7                     THE COURT: Whatever you and

8	Mr. Abrams and Mr. Jameson agree to, whoever else is

9	involved in the briefing, is fine.

10                     MR. WELCH: Fine. Sure. We’ll take

11	care of that, and we will make a point of addressing

12	those issues.

13                     THE COURT: Fine.

14                     MS. TIKELLIS: Your Honor, this is Pam

15	Tikellis. Just so we don’t get a little left out of

16	the loop here, we will be moving for expedition in the

17	stockholder case, and I assume that Your Honor would

18	want us on the same track and on the same argument

19	schedule.

20                     THE COURT: I think that makes sense,

21	as far as the motion for expedition side. Right.

22                     MS. TIKELLIS: That way Your Honor

23	will be aware of what the stockholder plaintiffs are

24	looking for and we can be coordinated in a way that is

1	efficient.

  2                     THE COURT: That’s fine. Thank you,

3	very much, counsel.

  4                     (Recess at this time.)

  5                     —————

  1                                 CERTIFICATE

  2                     I, WILLIAM J. DAWSON, Official Court Reporter

3	of the Chancery Court, State of Delaware, do hereby

4	certify that the foregoing pages numbered 3 through 49

5	contain a true and correct transcription of the

6	proceedings as stenographically reported by me at the

7	hearing in the above cause before the Vice Chancellor

8	of the State of Delaware, on the date therein

9	indicated.

10                     IN WITNESS WHEREOF I have hereunto set my hand

11	at Wilmington, this 28th day of September, 2006.

12

13	Official Court Reporter

14	of the Chancery Court State of Delaware

15

16	Certification Number: 187-PS

17	Expiration: Permanent